Metal Management, Inc.

325 N. LaSalle St. • Suite 550

Chicago, Illinois 60610

www.mtlm.com

Nasdaq: MTLM

AT METAL MANAGEMENT:
Robert C. Larry
Chief Financial Officer
(312) 645-0700
rlarry@mtlm.com

FOR IMMEDIATE RELEASE
May 23, 2006

METAL MANAGEMENT, INC. DECLARES QUARTERLY DIVIDEND TO STOCKHOLDERS

CHICAGO, IL – May 23, 2006 – Metal Management, Inc. (Nasdaq: MTLM), one of the nation’s largest full service scrap metal recyclers, today announced that its Board of Directors has declared a quarterly dividend of 7.5 cents per share of common stock. The record date established by the Board is June 5, 2006, and the payment date is June 22, 2006.

About Metal Management, Inc.

Metal Management is one of the largest full service metal recyclers in the United States, with approximately 50 recycling facilities in 16 states.

For more information about Metal Management, Inc., visit the Company’s website at www.mtlm.com.

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